Exhibit 10.14
Execution Version

EMPLOYMENT AGREEMENT
AS AMENDED AND RESTATED, MAY 18, 2016
This Amended and Restated Employment Agreement (“Agreement”) is by and between ForeScout Technologies, Inc., a Delaware corporation (the “Company”), and Michael P. DeCesare (the “Executive”) and effective as of May 18, 2016. The Agreement amends and restates the original employment agreement between the Company and the Executive dated March 1, 2015 (the “Original Agreement”).
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)    Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on an at-will basis, beginning as of March 1, 2015 (the “Start Date”). This Agreement shall have an initial term that expires on December 31, 2020 (the “Initial Employment Term”). On December 31, 2020, this Amended Agreement will automatically renew for additional successive one year terms as of the date thereof (each, a “Renewal Term”) unless either party provides the other party with written notice of non-renewal at least 60 days prior to the date of automatic renewal, in which case this Agreement will expire at the end of the Initial Employment Term or Renewal Term, as applicable (the Initial Employment Term and the Renewal Term, collectively the “Employment Term”). Non-renewal at the end of the Initial Employment Term or a Renewal Term shall not constitute termination without Cause under this Agreement, but a termination of this Agreement during the Employment Term will be a termination without Cause. To the extent that a definitive agreement for a transaction that would result in a Change in Control if consummated has been signed, the Company may not give a Notice of Non-Renewal until after the Change in Control has occurred or such transaction has been abandoned.
(b)    Position and Duties.
(i)    Executive Position. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive’s principal place of employment shall be Campbell, California. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
(ii)    Board Membership. Upon commencement of employment as an Executive, and while Executive remains an employee in good standing, the Company will recommend that Executive be elected as a member of the Board of Directors with no additional compensation therefore. Executive will resign from the Board upon termination of employment.
2.    Compensation and Related Matters.
(a)    Base Salary. During the Term, the Executive’s initial annual base salary shall be $350,000. The Executive’s base salary shall be redetermined periodically by the Board or the Company’s Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)    Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Company’s Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be $400,000 and will be awarded based on objective or subjective criteria established and approved by the Board, which shall have the sole discretion to determine whether you have earned any bonus and, if so, the amount of such bonus.
(c)    Equity. The options and RSUs with respect to the Company’s Common Stock that previously were granted to the Executive will continue to be subject to their existing terms and any additional terms set forth in this Agreement, except as may be mutually agreed to by the parties. During the Employment Term, the Executive shall be eligible to be granted additional stock-based awards to purchase Common Stock under (and therefore subject to all terms and conditions of) plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of additional stock-based awards, and the terms and conditions thereof, shall be determined by the Board, in its discretion, and under the plan or arrangement pursuant to which the Company’s stock-based awards are granted.
(d)    Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(e)    Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time for the Company’s executive officers, subject to the terms of such plans.
(f)    Paid Time Off. During the Term, the Executive shall be entitled to receive paid time off in accordance with the Company’s policies, as in effect from time to time.

3.    Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose so long as Executive has reasonable notice of such meeting and is allowed to be represented by counsel at such meeting. For purposes of this Agreement, “Cause” shall mean:
(i)    an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee;
(ii)    Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;
(iii)    Executive’s gross misconduct in connection with the performance of his duties;
(iv)    Executive’s willful breach of any obligations under any written agreement or covenant with the Company;
(v)    Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation; or
(vi)    Executive’s continued failure to perform Executive1s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.
Provided however that “Cause” will not be deemed to exist in the event of Subsections (v) and (vi) unless Executive has been provided with (x) 30 days written notice by the Board of the act or omission constituting “Cause” and (y) 30 days opportunity to cure such act or omission, if capable of cure.
(d)    Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:
(i)    a material reduction of your Base Salary;
(ii)    a material reduction of your target bonus as set forth herein or as increased during the course of your employment with the Company;
(iii)    a material reduction in your duties, authority, reporting relationship or responsibilities;
(iv)    a requirement that you relocate to a location more than 50 miles from your then-current office location;
(v)    a material violation by the Company of a material term of any employment, severance or change of control agreement between you and the Company; or
(vi)    a failure by any successor entity to the Company to assume this letter agreement.
A Resignation for Good Reason will not be deemed to have occurred unless Executive gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the written notice.
(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)    Date of Termination. “Date of Termination” shall mean the date set forth in the Notice of Termination, and, except as otherwise agreed by the parties shall be: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date set forth in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, 90 days after the expiration of any cure period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.    Compensation Upon Termination.
(a)    Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the“Accrued Benefit”).
(b)    Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:
(i)    the Company shall pay the Executive an amount equal to 100% of the sum of (A) the Executive’s Base Salary plus (B) the Executive’s target incentive compensation, as determined under Section 2(b);
(ii)    notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the unvested portion of all stock options, restricted stock units (“RSUs”), and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination to the extent they would have vested on or before the first anniversary of the Date of Termination. For purposes of the foregoing sentence, if the Date of Termination occurs prior to a Liquidity Event, any Liquidity Event vesting condition will be disregarded for any RSUs or other stock-based awards that vest based on the occurrence of a Liquidity Event after satisfying the requirements of a time-based schedule, such that any portion of such awards for which the time-based vesting requirements have been satisfied as of the Date of Termination or would be satisfied as of the first anniversary of the Date of Termination will vest. To the extent that any stock-based award was eligible to vest in full or in part based on performance, the performance component shall be deemed achieved at target; and
(iii)    the Company shall pay the Executive an amount equal to 12 months of COBRA premiums for Executive and has family based on the benefits in effect at Date of Termination; and
(iv)    the amounts payable under this Section 4(b), less applicable deductions and withholding, shall be paid out in a single lump sum within 60 days following the Date of Termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall be paid in the second calendar year.
5.    Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within three months prior to the occurrence of the first event that ultimately leads to a Change in Control or within 18 months after a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after a Change in Control.
(a)Change in Control. Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, if during the Term there is a Change in Control, immediately prior to the Change in Control, Executive shall immediately accelerate and become fully exercisable or nonforfeitable to the extent that any stock-based award would have vested on or before the first anniversary of the Change in Control. To the extent that any stock-based award was eligible to vest in full or in part based on performance, the performance component shall be deemed achieved at target. Additionally, during the Term, if within three months prior to the occurrence of the first event that ultimately leads to a Change in Control or within 18 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to 100% of the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target incentive compensation, as determined under Section 2(b); and
(ii)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, 100% of the unvested portion of all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination. To the extent that any stock-based award was eligible to vest in full or in part based on performance, the performance component shall be deemed achieved at target. If any stock-based award will not continue through assumption or substitution after the Change in Control, such award will be fully vested immediately prior to the Change in Control; and
(iii)the Company shall pay the Executive an amount equal to 12 months of COBRA premiums for Executive and has family based on the benefits in effect at Date of Termination; and
(iv)the amounts payable under this Section 5(a), less applicable deductions and withholding, shall be paid out in a single lump sum within 60 days following the Date of Termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall be paid in the second calendar year.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
(A)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(B)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(ii)For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(iii)The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)For purposes of this Agreement, “Change in Control” shall mean any of the following:
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
Further, and for purposes of the “Liquidity Event” definition only, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code. For purposes of this Agreement, “Liquidity Event” means the earlier of (i) a Change in Control or (ii) the first date following the expiration of all lockup and blackout periods following the closing of the Company’s first firm commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended.
(d)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(e)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(g)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code or are paid in a manner that does not result in the imposition of the tax specified in Section 409A(a) of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary so that payments are exempt from Section 409A of the Code or are paid in a manner that does not result in the imposition of the tax specified in Section 409A(a) of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(h)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute non-qualified deferred compensation subject to Section 409A of the Code that is not paid in a manner that does not result in the imposition of the tax specified in Section 409A(a) of the Code.
6.Confidential Information, Indemnification, and Cooperation.
(a)Confidential Information. Executive has signed the agreement attached hereto as Exhibit B and will comply with its terms.
(b)Insurance and Indemnification. Executive shall be entitled to indemnification to the maximum extent permitted by law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such

Executive is or was a director or officer of the corporation. The Company shall pay the expenses (including attorney’s fees) incurred by Executive if entitled to indemnification hereunder in defending any action, suit or proceeding referred to in this Section 6(b) in advance of its final disposition; provided, however, that payment of expenses incurred by Executive in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified.
(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
(d)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(e)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(e).
(f)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
7.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Santa Clara County, California in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
8.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the District of Northern California. Accordingly, with respect to any such court action, each party (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, for the avoidance of doubt, the Original Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that specifically references this Section 9.
10.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
11.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
12.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
16.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
17.Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.
18.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
19.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
20.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

Execution Version

Each party is signing this Agreement on the date set out opposite its signature.

FORESCOUT TECHNOLOGIES, INC.

5/25/2016 | 08:43 PT	/s/Hezy Yeshurun
Date	Hezy Yeshurun
Chair of the Board

MICHAEL P. DECESARE

5/25/2016 14:27	/s/Michael P. DeCesare
Date	Michael P. DeCesare

EXHIBIT A
FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between [Executive Name], an individual (“Executive”), and ForeScout Technologies, Inc., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, the “Company”).
Recitals
1.    Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of [insert date of employment agreement] (the “Employment Agreement”), and currently is serving as [specify position held at time of termination] ;
2.    Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.
Agreement
In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.    Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).
2.    End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of [insert time] Pacific Time, on [insert termination date] (the “Termination Date”). If Executive is a member of the Board of Directors of the Company and/or its Related Entities (the “Board”), Executive hereby voluntarily resigns from the Board, effective [insert termination date].
3.    Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.
4.    Payments Upon Termination. Executive will be entitled to receive payment of the following: (i) all earned but unpaid compensation (including accrued unpaid vacation)

through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 2(d) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date. The provisions of this Agreement shall not waive or terminate any rights to compensation or vested benefits under the Company’s benefits plans or as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.
5.    Severance Payments or Change in Control Payments. In return for Executive’s promises in this Agreement, the Company will provide Executive with the severance payments as delineated in Section 4(b) of the Employment Agreement (“Severance Payments”) or the Change in Control Payments as delineated in Section 5 of the Employment Agreement (“Change in Control Payments”) and as applicable based on the nature of the termination, subject to the terms and conditions set forth in the Employment Agreement, including, but not limited to, Sections 5(b), 6, and 11 thereof. The Severance Payments or Change in Control Payments will be paid as specified in Section 4(b) or Section 5 of the Employment Agreement, as applicable and shall be subject to required withholdings and authorized deductions and to Section 21 below. For purposes of this Agreement, the term “Severance Period “means twelve (12) months, regardless of whether Executive receives the Severance Payments or the Change in Control Payments.
6.    Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise. Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 6 shall not terminate any rights Executive has under Section 3 or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.
7.    Status of Related Agreements and Future Employment.
(a)    Agreements Between Executive and the Company. [Agreements to be scheduled at time of termination].
(b)    Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date. In the event that any provision of this Agreement conflicts with Exhibit B of or Sections 7(a), 7(c), or 7(f) of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

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8.    Release by Executive.
(a)    Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and its Related Entities and/or his service as an officer of any of the ompany Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.
(b)    Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law.
(c)    Nothing contained in this Section 8 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”).
9.    Waiver of Civil Code Section 1542.
(a)    Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. “
Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
10.     [If Executive is age 40 or over on Termination Date] Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.
11.    Release by Company and its Related Entities. The Company and its Related Entities hereby release and forever discharge Executive, from any and all waivable actions, causes of action, covenants, contracts, claims and demands of whatever character, nature and kind, whether known or unknown, which the Company and its Related Entities ever had, now have, or any of them hereafter can, shall or may have by reason of Executive’s employment and/or his service as a director and/or officer of the Company and/or its Related Entities; provided, however, that this general release shall not apply, or be deemed or construed to apply, to (a) any of Executive’s continuing obligations pursuant to this Agreement or the Employment Agreement, (b) criminal conduct or acts or omissions constituting willful misconduct or gross negligence by Executive during his employment with the Company, or (c) recoupment of all or a portion of any previously awarded bonus or equity award pursuant to the Company’s Recoupment (Clawback) Policy, if any, that was in effect when the bonus was paid or the equity award vested or was exercised by Executive, whichever was later.
12.     [If Executive is age 40 or over on Termination Date] Review and Revocation Rights. Executive hereby is advised of the following:
(a)    Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;
(b)    Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and
(c)    Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired

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without revocation. Executive agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board before the close of business on the seventh calendar day after he signs this Agreement.
13.    Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.
14.    No Filings. Executive represents that he has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries. If Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Company Releasees any of the Claims released in this Agreement, then Executive agrees to pay to the Company Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate Executive to pay the Company Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law. If any governmental agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.
15.    Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs ( i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Exhibit B of and Section 7(a) of the Employment Agreement. Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof. Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Exhibit B of and Sections 7(a), 7(c), and 7(f) of the Employment Agreement,

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Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board. If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding.
16.    Prohibited Activities.
(a)    Non-Solicitation of Customers and Other Business Partners. Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.
(b)    Non-Solicitation of Employees. Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not solicit for employment the services of any employee of the Company in a position classified as exempt from overtime pay requirements. For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.
(c)    Scope of Restrictions. Executive agrees that the restrictions in Sections 16(a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the network security industry generally. To the extent that any of the provisions in this Section 16 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any portion of this Section 16 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.
17.    Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Exhibit B of or Section 7 of the Employment Agreement, and any violation of Sections 13, 15 and 16 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Exhibit B of or Section 7 of the Employment Agreement and this Section 17, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a

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breach of any provision of this Agreement by Executive, including Sections 13, 15 and 16, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Severance Payments or Change in Control Payments provided under Section 5, above.
18.    Cooperation Clause.
(a)    To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.
(b)    For the Severance Period, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 18. Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment, “and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 18 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.
19.    No Future Employment. Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.
20.    Tax Issues. The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him, shall be subject to Sections 5(b), 6, and 11 of the Employment Agreement.

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21.    Non-disparagement. Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement. Factually accurate statements in legal or public filings shall not violate this provision. In addition, nothing in this Section 21 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.
22.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
23.    Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Sections 8 and 9 of the Employment Agreement, except for its attorneys’ fee provision.
24.    Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.
25.    Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
26.    Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.
27.    Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.
28.    Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time .

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29.    Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.
30.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.
31.    Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his estate.
32.    Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by electronic mail; or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	ForeScout Technologies, Inc.
900 East Hamilton Avenue, Suite 300
Campbell, California 95008
Attn: Board of Directors
c/o Corporate Secretary
email: generalcounsel@forescout.com

If to Executive:	[Executive Name]
[Address: most recent on file with the Company]
[Email: most recent on file with the Company]
Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by electronic mail during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s computer; or if given by electronic mail at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s computer. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party

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hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.
33.    Miscellaneous Provisions.
(a)    The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.
(b)    Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.
(c)    Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.
(d)    Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.
(e)    Unless expressly set forth otherwise, all references herein to a “day “are deemed to be a reference to a calendar day. All references to “business day “mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Santa Clara County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.
(f)    Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.
(Signature Page to Follow)

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EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:

[Executive Name]

Date:

COMPANY:	ForeScout Technologies, Inc.

By:
Name:
Title:

Date:

(Signature Page of the Separation Agreement and General Release)

Exhibit B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
The following confirms and memorializes an agreement that ForeScout Technologies, Inc., a Delaware corporation (the “Company”) and I (Michael P. DeCesare) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:
1.I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.    Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting paragraph 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this paragraph 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such confidential information and intellectual property rights.
3.    To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.
4.    I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
5.    Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).
6.    I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.
7.    I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.
8.    I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

9.    Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

, 2015	Michael P. DeCesare

Signature

APPENDIX A
California Labor Code Section 2870 - Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(i)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(A)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(B)	Result from any work performed by the employee for his employer.

(ii)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

FORESCOUT TECHNOLOGIES, INC.
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement (the “Agreement”) by and between ForeScout Technologies, Inc., a Delaware corporation (the “Company”) and Michael P. DeCesare (the “Executive”) dated May 18, 2016, is entered into by and between the Company and Executive effective as of the date of the last signature below.
WHEREAS, the Company and Executive previously entered into the Agreement; and
WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Termination Due to Death or Disability While Executing Employment Duties. In the event that Executive’s employment is terminated by the Company due to a Death/Disability Event (as defined below), then subject to Executive (or his legal custodian, if applicable, or the executor of his estate if Executive is deceased) signing and not revoking the Separation Agreement and Release (as defined in the Agreement) and the Separation Agreement and Release becoming effective and irrevocable within 60 days after the Date of Termination (as defined in the Agreement), 100% of the unvested portion of Executive’s Equity Awards (as defined in the Agreement) shall immediately accelerate and become fully exercisable or non‑forfeitable, and with respect to any performance objectives other than continued employment or other service to which any such Equity Award remained subject as of the Date of Termination, such performance objectives shall be deemed achieved at target. Subject to Sections 5(b) through 5(h) of the Agreement, the amounts payable under the immediately preceding sentence, less applicable deductions and withholding, shall be paid out within 60 days following the Date of Termination; provided, however, that if the 60 day period begins in one calendar year and ends in a second calendar year, the amounts payable under the immediately preceding sentence shall be paid in the second calendar year.
2.Definition of Death/Disability Event. The term “Death/Disability Event” means (x) Executive becoming Disabled (as defined in the Agreement) or (y) Executive’s death provided that Executive becoming Disabled or deceased is a result of, or directly in connection with, Executive’s performance of his duties that are required to be performed by him as an employee of the Company; and provided further, for purposes of clarity and without limitation, that a Death/Disability Event shall not be deemed to occur in connection with Executive becoming Disabled or deceased due to any recreational or other personal activity in each case that is not required for the performance of his duties as an employee of the Company. For example, Executive becoming Disabled as a result of injury due to an automobile accident while in direct transit to a business meeting in the performance of his required duties shall qualify as a Death/Disability Event, but Executive becoming Disabled as a result of injury occurring while skydiving shall not qualify as a Death/Disability Event.

3.Definition of Severance Amount. For purposes of clarity, the term “Severance Amount,” as used in Section 4(b)(iv) of the Agreement means the amounts payable under Section 4(b) of the Agreement; and, as used in Section 5(a)(iv) of the Agreement, means the amounts payable under Section 5(a) of the Agreement as a result of a termination of Executive’s employment by the Company without Cause (as defined in the Agreement) or by Executive for Good Reason (as defined in the Agreement).
4.Integration. This Amendment, together with the Agreement (to the extent not modified by this Amendment), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. This Amendment may not be altered, modified, or amended except by written instrument signed by the parties that specifically references this Section 4.
5.Enforceability. If any portion or provision of this Amendment or the Agreement (including, without limitation, any portion or provision of any section of this Amendment) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Amendment (or Agreement, as applicable), or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Amendment and the Agreement shall be valid and enforceable to the fullest extent permitted by law.
6.Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.
7.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

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Each party is signing this Amendment on the date set out opposite its signature.

FORESCOUT TECHNOLOGIES, INC.

9/29/2017	/s/ Yehezkel Yeshurun
Date	Yehezkel Yeshurun
Chair of the Board

MICHAEL P. DECESARE

9/29/2017	/s/ Michael P. DeCesare
Date	Michael P. DeCesare

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